Exhibit 24.36

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that I, Debra P. DiLorenzo, do hereby appoint J. Tyler Anthony and Anne C. Bancroft, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2024 of Pepco Holdings LLC, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ DEBRA P. DILORENZO
Debra P. DiLorenzo

DATE: January 31, 2025